Exhibit 99.2

CONSENT OF PNC FIG ADVISORY, PART OF PNC CAPITAL MARKETS LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of ESSA Bancorp, Inc. (“ESSA”) as Annex C to the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by CNB Financial Corporation (“CNB”) with the Securities and Exchange Commission relating to the proposed merger of ESSA with and into CNB, pursuant to the Agreement and Plan of Merger dated as of January 9, 2025, by and among CNB, CNB BANK, ESSA and ESSA BANK & TRUST, and to the references to such opinion letter contained in the proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ PNC FIG Advisory

PNC FIG Advisory, part of PNC Capital Markets LLC

Allentown, Pennsylvania

February 20, 2025